Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O'Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record
First Quarter Performance
Net Income Increases 26% and Dividend Increases 18%

Warsaw, Indiana (April 25, 2018) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record first quarter net income of $18.3 million for the three months ended March 31, an increase of 26% versus $14.5 million for the first quarter of 2017.   Diluted earnings per share increased 25% to $0.71 for the first quarter of 2018, versus $0.57 for the first quarter of 2017, representing a record quarter for the company and its shareholders. On a linked quarter basis, net income increased 58% or $6.7 million from the fourth quarter ended December 31, 2017, which had net income of $11.6 million and $0.45 diluted earnings per share. Results for the fourth quarter of 2017 included a $4.1 million income tax provision related to revaluing the company's net deferred tax asset position as a result of the tax bill enacted at the end of the year.

David M. Findlay, President and CEO commented, "Lake City Bank's strong first quarter performance was highlighted by the record net income for the quarter, but we are particularly proud of the healthy loan and deposit growth in the quarter. Our ability to consistently produce performance for our shareholders begins with balance sheet growth and this represents a good start to 2018."

Highlights for the quarter are noted below.

1st Quarter 2018 versus 1st Quarter 2017 highlights:

•	Organic average loan growth of $283 million or 8%
•	Average deposit growth of $458 million or 13%
•	Net interest income increase of $4.2 million or 13%
•	Net interest margin increase of 9 basis points to 3.36%
•	Revenue growth of $5.8 million or 14%
•	Tangible common equity[1] increase of $35.5 million or 8%

1st Quarter 2018 versus 4th Quarter 2017 highlights:

•	Organic average loan growth of $64 million or 2%
•	Average deposit growth of $105 million or 3%
•	Net interest income increase of $831,000 or 2%
•	Revenue growth of $1.2 million or 3%
•	Tangible common equity[1] increase of $4.7 million or 1%

1 Non-GAAP financial measure – see "Reconciliation of Non-GAAP Financial Measures."

As announced on April 10, 2018, the board of directors approved a cash dividend for the first quarter of $0.26 per share, payable on May 7, 2018, to shareholders of record as of April 25, 2018. The first quarter dividend per share represents an 18% increase over the dividend rate paid in the prior four quarters of $0.22 per share.

Findlay added, "Dividends represent a critical component of our shareholder value equation, and this 18% increase is made possible by our consistent long-term ability to produce quality earnings that contribute to a strong capital base."

Return on average total equity for the first quarter of 2018 was 15.82%, compared to 13.63% in the first quarter of 2017 and 9.87% in the linked fourth quarter of 2017. Return on average assets for the first quarter of 2018 was 1.58%, compared to 1.37% in the first quarter of 2017 and 1.00% in the linked fourth quarter of 2017. The company's total capital as a percent of risk-weighted assets was 13.41% at March 31, 2018, compared to 13.31% at March 31, 2017 and 13.26% at December 31, 2017. The company's tangible common equity to tangible assets ratio1 was 9.94% at March 31, 2018, compared to 10.06% at March 31, 2017 and 9.93% at December 31, 2017.

Average total loans for the first quarter of 2018 were $3.79 billion, an increase of $282.8 million, or 8%, versus $3.51 billion for the first quarter 2017. On a linked quarter basis, total average loans grew $64.0 million, or 2%, from $3.73 billion at December 31, 2017. Total loans outstanding grew $313.4 million, or 9%, from $3.53 billion as of March 31, 2017 to $3.85 billion as of March 31, 2018.

Average total deposits for the first quarter of 2018 were $4.09 billion, an increase of $457.7 million, or 13%, versus $3.64 billion for the first quarter of 2017. On a linked quarter basis, total average deposits grew $105.3 million or 3% from $3.99 billion at December 31, 2017. Total deposits grew $420.1 million, or 11%, from $3.68 billion as of March 31, 2017 to $4.10 billion as of March 31, 2018. In addition, total core deposits, which exclude brokered deposits, increased $328.4 million, or 9%, from $3.54 billion at March 31, 2017 to $3.87 billion at March 31, 2018 due to growth in retail deposits of $165.6 million or 11%, growth in commercial deposits of $105.3 million or 12% and growth in public fund deposits of $57.6 million or 5%.

"We're committed to a deposit growth strategy over all deposit categories and are particularly pleased that our non-interest bearing demand deposits increased 13% on a year over year basis. In addition, our focus on core deposit growth has translated into double digit growth in both our retail and commercial deposit client bases on a year over year basis," Findlay observed.

The company's net interest margin increased nine basis points to 3.36% for the first quarter of 2018 compared to 3.27% for the first quarter of 2017. The higher margin in the first quarter of 2018 was due to higher yields on loans, partially offset by a higher cost of funds. On a linked quarter basis, the net interest margin improved by three basis points from 3.33% in the fourth quarter of 2017 due to the positive impact of Federal Reserve Bank increases in the target Federal Funds Rate in mid-December 2017 and mid-March 2018. Net interest income increased $4.1 million, or 13%, to $36.2 million for the first quarter of 2018, versus $32.1 million in the first quarter of 2017.

1 Non-GAAP financial measure – see "Reconciliation of Non-GAAP Financial Measures."

The company recorded a provision for loan losses of $3.3 million in the first quarter of 2018, driven by strong loan growth and net charge offs during the quarter. Net charge offs in the quarter were $4.8 million versus net charge offs of $144,000 in the first quarter of 2017 and net charge offs of $226,000 during the linked fourth quarter 2017. Net charge offs included a $4.6 million charge off related to a single commercial borrower. At December 31, 2017, loans to the borrower were current and performing. Late in the first quarter of 2018, the borrower encountered working capital challenges and it became clear to the bank that the borrower was not able to generate sufficient cash flow from operations to fully support its business. As a result, it was determined that full collection of the outstanding loan balance of $6.8 million was not probable and would likely not be repaid. The remaining loan exposure of $2.2 million to this borrower, which is on nonaccrual status, is secured by a blanket lien on all assets, including accounts receivable, land, buildings and equipment. In addition the exposure is supported by personal guarantees and a security interest in undeveloped commercial real estate.

The company's allowance for loan losses as of March 31, 2018 was $45.6 million compared to $43.8 million as of March 31, 2017 and $47.1 million as of December 31, 2017. The allowance for loan losses represented 1.19% of total loans as of March 31, 2018 versus 1.24% at March 31, 2017 and 1.23% as of December 31, 2017.

Nonperforming assets decreased $797,000, or 7%, to $11.2 million as of March 31, 2018 versus $12.0 million as of March 31, 2017 due to a decrease in loans past due 90 days or more. On a linked quarter basis, nonperforming assets were $1.6 million higher than the $9.5 million reported as of December 31, 2017 primarily due to placing one commercial relationship in nonaccrual status. The ratio of nonperforming assets to total assets at March 31, 2018 decreased to 0.24% from 0.28% at March 31, 2017 and increased from 0.20% at December 31, 2017.  Annualized net charge-offs to average loans were 0.51% for the first quarter of 2018 compared to 0.02% for the first quarter of 2017 and 0.02% for the fourth quarter of 2017.

Findlay noted, "We continue to be encouraged by the strength of the general economic conditions in our markets and the bank's overall credit quality remains stable.  While we are disappointed with the notable charge off in the quarter, the factors impacting this borrower's situation were unique and we believe are not reflective of any broader asset quality concerns."

The company's noninterest income increased $1.6 million, or 20%, to $9.9 million for the first quarter of 2018, compared to $8.3 million for the first quarter of 2017. Noninterest income was positively impacted by a 15% increase over the prior year first quarter in recurring fee income for service charges on deposit accounts, primarily due to growth in fees from business accounts. In addition, wealth advisory fees increased by 20% compared to the year ago period due to continued growth of client relationships.

Findlay added, "Effectively expanding our relationships with new and existing clients has contributed to this positive growth in fee-based services of 20%. These value-add products reflect both the adoption of technology by our clients and our ability to build upon existing client relationships with investment and treasury management products and services."

The company adopted the new revenue recognition accounting standard effective on January 1, 2018 that requires the evaluation of all contracts and the related recognition of revenue. Although the adoption of this standard did not have a significant impact to net income, the evaluation of recording revenue gross versus net did cause some reclassifications of expenses associated with various revenue streams.  Adoption of this standard resulted in an increase of $194,000 to the loans and service fee line item and a $70,000 increase to the merchant card fee line item, both due to reclassifications of data processing expenses to non-interest income based on interchange revenue related transactions.

The company's noninterest expense increased $1.2 million, or 6%, to $21.2 million in the first quarter of 2018, compared to $20.0 million in the first quarter of 2017.  Salaries and employee benefits increased primarily due to higher employee health insurance expense, an increase to the company's minimum hiring wage, special bonuses paid to non-officer employees, and normal merit increases. Data processing fees increased due to the company's continued investment in technology-based solutions as well as the adoption of the new FASB revenue recognition accounting standard. Corporate and business development expense decreased primarily due to a reduction in contributions as well as lower advertising expenses. The company's efficiency ratio was 46.0% for the first quarter of 2018, compared to 49.7% for the first quarter of 2017 and 43.7% for the linked fourth quarter of 2017.

The effective tax rate for the first quarter 2018 was 15.1%, compared to 27.7% for the first quarter 2017 and reflects the effect of the Tax Cuts and Jobs Act, which lowered the company's federal tax rate to 21% from 35%.

Lakeland Financial Corporation is a $4.7 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 49 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company's common stock is traded on the Nasdaq Global Select Market under "LKFN." In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding the company's financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on "tangible common equity" which is "common stockholders' equity" excluding intangible assets, net of deferred tax and "tangible assets" which is "assets" excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent are included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the company and its business, including factors that could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2018 FINANCIAL HIGHLIGHTS
	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,
END OF PERIOD BALANCES	2018	2017	2017
Assets	$4,726,948	$4,682,976	$4,319,103
Deposits	4,099,488	4,008,655	3,679,397
Brokered Deposits	227,260	268,976	135,595
Core Deposits	3,872,228	3,739,679	3,543,802
Loans	3,845,668	3,818,459	3,532,279
Allowance for Loan Losses	45,627	47,121	43,774
Total Equity	473,333	468,667	437,202
Goodwill net of deferred tax assets	3,796	3,799	3,130
Tangible Common Equity (1)	469,537	464,868	434,072
AVERAGE BALANCES
Total Assets	$4,706,726	$4,598,809	$4,310,145
Earning Assets	4,421,461	4,323,249	4,059,885
Investments	546,042	537,796	515,283
Loans	3,791,922	3,727,967	3,509,155
Total Deposits	4,094,917	3,989,592	3,637,170
Interest Bearing Deposits	3,253,309	3,151,116	2,868,675
Interest Bearing Liabilities	3,367,104	3,266,206	3,084,584
Total Equity	469,998	467,459	431,894
INCOME STATEMENT DATA
Net Interest Income	$36,223	$35,392	$32,061
Net Interest Income-Fully Tax Equivalent	36,632	36,231	32,733
Provision for Loan Losses	3,300	1,850	200
Noninterest Income	9,879	9,462	8,259
Noninterest Expense	21,202	19,598	20,048
Net Income	18,336	11,627	14,514
PER SHARE DATA
Basic Net Income Per Common Share	$0.73	$0.46	$0.58
Diluted Net Income Per Common Share	0.71	0.45	0.57
Cash Dividends Declared Per Common Share	0.22	0.22	0.19
Dividend Payout	30.99%	48.89%	33.33%
Book Value Per Common Share (equity per share issued)	18.71	18.60	17.36
Tangible Book Value Per Common Share (1)	18.56	18.45	17.24
Market Value – High	51.76	52.43	48.32
Market Value – Low	45.01	45.26	39.68
Basic Weighted Average Common Shares Outstanding	25,257,414	25,194,903	25,152,242
Diluted Weighted Average Common Shares Outstanding	25,696,864	25,701,337	25,596,136
KEY RATIOS
Return on Average Assets	1.58%	1.00%	1.37%
Return on Average Total Equity	15.82	9.87	13.63
Average Equity to Average Assets	9.99	10.16	10.02
Net Interest Margin	3.36	3.33	3.27
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	45.99	43.69	49.72
Tier 1 Leverage (2)	10.77	10.76	10.78
Tier 1 Risk-Based Capital (2)	12.30	12.10	12.16
Common Equity Tier 1 (CET1) (2)	11.57	11.37	11.38
Total Capital (2)	13.41	13.26	13.31
Tangible Capital (1) (2)	9.94	9.93	10.06
ASSET QUALITY
Loans Past Due 30 - 89 Days	$2,168	$9,613	$1,490
Loans Past Due 90 Days or More	26	6	1,633
Non-accrual Loans	11,002	9,401	10,185
Nonperforming Loans (includes nonperforming TDR's)	11,028	9,407	11,818
Other Real Estate Owned	10	40	115
Other Nonperforming Assets	114	55	15
Total Nonperforming Assets	11,151	9,502	11,948
Performing Troubled Debt Restructurings	4,085	2,893	10,234
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	7,945	7,750	7,180
Total Troubled Debt Restructurings	12,029	10,643	17,414
Impaired Loans	15,824	13,869	21,670
Non-Impaired Watch List Loans	166,205	157,834	130,551
Total Impaired and Watch List Loans	182,029	171,703	152,221
Gross Charge Offs	4,977	625	503
Recoveries	183	399	359
Net Charge Offs/(Recoveries)	4,794	226	144
Net Charge Offs/(Recoveries) to Average Loans	0.51%	0.02%	0.02%
Loan Loss Reserve to Loans	1.19%	1.23%	1.24%
Loan Loss Reserve to Nonperforming Loans	413.75%	500.91%	370.31%
Loan Loss Reserve to Nonperforming Loans and Performing TDR's	301.92%	383.10%	198.48%
Nonperforming Loans to Loans	0.29%	0.25%	0.33%
Nonperforming Assets to Assets	0.24%	0.20%	0.28%
Total Impaired and Watch List Loans to Total Loans	4.73%	4.50%	4.31%
OTHER DATA
Full Time Equivalent Employees	539	539	528
Offices	49	49	49

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(2) Capital ratios for March 31, 2018 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands except share data)
	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Cash and due from banks	$113,509	$140,402
Short-term investments	54,042	35,778
Total cash and cash equivalents	167,551	176,180

Securities available for sale (carried at fair value)	560,664	538,493
Real estate mortgage loans held for sale	1,511	3,346

Loans, net of allowance for loan losses of $45,627 and $47,121	3,800,041	3,771,338

Land, premises and equipment, net	55,737	56,466
Bank owned life insurance	76,109	75,879
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	14,616	14,093
Goodwill	4,970	4,970
Other assets	31,977	28,439
Total assets	$4,726,948	$4,682,976

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$858,950	$885,622
Interest bearing deposits	3,240,538	3,123,033
Total deposits	4,099,488	4,008,655

Borrowings
Securities sold under agreements to repurchase	94,716	70,652
Federal Home Loan Bank advances	0	80,030
Subordinated debentures	30,928	30,928
Total borrowings	125,644	181,610

Accrued interest payable	7,484	6,311
Other liabilities	20,999	17,733
Total liabilities	4,253,615	4,214,309

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,291,582 shares issued and 25,124,441 outstanding as of March 31, 2018
25,194,903 shares issued and 25,025,933 outstanding as of December 31, 2017	107,860	108,862
Retained earnings	376,782	363,794
Accumulated other comprehensive income/(loss)	(7,920)	(670)
Treasury stock, at cost (2018 - 167,141 shares, 2017 - 168,970 shares)	(3,478)	(3,408)
Total stockholders' equity	473,244	468,578
Noncontrolling interest	89	89
Total equity	473,333	468,667
Total liabilities and equity	$4,726,948	$4,682,976

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands except share and per share data)
	Three Months Ended
	March 31,
	2018	2017
NET INTEREST INCOME
Interest and fees on loans
Taxable	$41,794	$34,447
Tax exempt	217	150
Interest and dividends on securities
Taxable	2,434	2,320
Tax exempt	1,331	1,162
Interest on short-term investments	292	48
Total interest income	46,068	38,127

Interest on deposits	9,367	5,442
Interest on borrowings
Short-term	111	310
Long-term	367	314
Total interest expense	9,845	6,066

NET INTEREST INCOME	36,223	32,061

Provision for loan losses	3,300	200

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	32,923	31,861

NONINTEREST INCOME
Wealth advisory fees	1,505	1,250
Investment brokerage fees	290	321
Service charges on deposit accounts	3,628	3,143
Loan and service fees	2,177	1,893
Merchant card fee income	642	538
Bank owned life insurance income	363	471
Other income	1,039	509
Mortgage banking income	241	131
Net securities gains/(losses)	(6)	3
Total noninterest income	9,879	8,259

NONINTEREST EXPENSE
Salaries and employee benefits	12,019	11,370
Other components of net periodic pension cost	49	51
Net occupancy expense	1,426	1,120
Equipment costs	1,274	1,075
Data processing fees and supplies	2,513	2,016
Corporate and business development	1,133	1,502
FDIC insurance and other regulatory fees	461	434
Professional fees	872	954
Other expense	1,455	1,526
Total noninterest expense	21,202	20,048

INCOME BEFORE INCOME TAX EXPENSE	21,600	20,072
Income tax expense	3,264	5,558
NET INCOME	$18,336	$14,514

BASIC WEIGHTED AVERAGE COMMON SHARES	25,257,414	25,152,242
BASIC EARNINGS PER COMMON SHARE	$0.73	$0.58
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,696,864	25,596,136
DILUTED EARNINGS PER COMMON SHARE	$0.71	$0.57

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FIRST QUARTER 2018
(unaudited in thousands)

	March 31,		December 31,		March 31,
	2018		2017		2017
Commercial and industrial loans:
Working capital lines of credit loans	$778,779	20.2%	$743,609	19.4%	$650,691	18.4%
Non-working capital loans	706,228	18.4	675,072	17.7	673,374	19.1
Total commercial and industrial loans	1,485,007	38.6	1,418,681	37.1	1,324,065	37.5

Commercial real estate and multi-family residential loans:
Construction and land development loans	237,887	6.2	224,474	5.9	238,018	6.7
Owner occupied loans	543,192	14.1	538,603	14.1	468,621	13.3
Nonowner occupied loans	507,041	13.2	508,121	13.3	463,186	13.1
Multifamily loans	193,956	5.0	173,715	4.5	201,147	5.7
Total commercial real estate and multi-family residential loans	1,482,076	38.5	1,444,913	37.8	1,370,972	38.8

Agri-business and agricultural loans:
Loans secured by farmland	145,363	3.8	186,437	4.9	138,071	3.9
Loans for agricultural production	171,607	4.5	196,404	5.1	189,516	5.4
Total agri-business and agricultural loans	316,970	8.3	382,841	10.0	327,587	9.3

Other commercial loans	116,657	3.0	124,076	3.3	105,684	3.0
Total commercial loans	3,400,710	88.4	3,370,511	88.2	3,128,308	88.6

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	180,542	4.7	179,302	4.7	166,158	4.7
Open end and junior lien loans	179,065	4.7	181,865	4.8	167,517	4.7
Residential construction and land development loans	13,342	0.3	13,478	0.3	10,274	0.3
Total consumer 1-4 family mortgage loans	372,949	9.7	374,645	9.8	343,949	9.7

Other consumer loans	73,277	1.9	74,369	2.0	60,881	1.7
Total consumer loans	446,226	11.6	449,014	11.8	404,830	11.4
Subtotal	3,846,936	100.0%	3,819,525	100.0%	3,533,138	100.0%
Less: Allowance for loan losses	(45,627)		(47,121)		(43,774)
Net deferred loan fees	(1,268)		(1,066)		(859)
Loans, net	$3,800,041		$3,771,338		$3,488,505

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
FIRST QUARTER 2018
(unaudited in thousands)

	March 31,		December 31,		March 31,
	2018		2017		2017
Non-interest bearing demand deposits	$858,950		$885,622		$762,575
Savings and transaction accounts:
Savings deposits	272,472		263,570		277,148
Interest bearing demand deposits	1,491,220		1,446,880		1,346,651
Time deposits:
Deposits of $100,000 or more	1,216,802		1,161,365		1,056,025
Other time deposits	260,044		251,218		236,998
Total deposits	$4,099,488		$4,008,655		$3,679,397
FHLB advances and other borrowings	125,644		181,610		175,734
Total funding sources	$4,225,132		$4,190,265		$3,855,131

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$3,767,300	$41,794	4.50%	$3,703,260	$40,251	4.31%	$3,491,018	$34,447	4.00%
Tax exempt (1)	24,622	272	4.48	24,707	321	5.15	18,137	221	4.94
Investments: (1)
Available for sale	546,042	4,119	3.06	537,796	4,272	3.15	515,283	4,083	3.21
Short-term investments	4,579	9	0.80	4,377	7	0.63	5,121	5	0.40
Interest bearing deposits	78,918	283	1.45	53,109	149	1.11	30,326	43	0.58
Total earning assets	$4,421,461	$46,477	4.26%	$4,323,249	$45,000	4.13%	$4,059,885	$38,799	3.88%
Less: Allowance for loan losses	(47,189)			(46,281)			(43,981)
Nonearning Assets
Cash and due from banks	137,738			127,028			108,682
Premises and equipment	56,192			56,719			52,729
Other nonearning assets	138,524			138,094			132,830
Total assets	$4,706,726			$4,598,809			$4,310,145

Interest Bearing Liabilities
Savings deposits	$268,091	$89	0.13%	$270,978	$95	0.14%	$271,087	$99	0.15%
Interest bearing checking accounts	1,491,820	3,575	0.97	1,451,544	3,024	0.83	1,383,791	1,952	0.57
Time deposits:
In denominations under $100,000	255,209	848	1.35	247,875	811	1.30	238,347	670	1.14
In denominations over $100,000	1,238,189	4,855	1.59	1,180,719	4,374	1.47	975,450	2,721	1.13
Miscellaneous short-term borrowings	82,862	111	0.54	84,132	118	0.56	184,950	310	0.68
Long-term borrowings and
subordinated debentures	30,933	367	4.81	30,958	347	4.45	30,959	314	4.11
Total interest bearing liabilities	$3,367,104	$9,845	1.19%	$3,266,206	$8,769	1.07%	$3,084,584	$6,066	0.80%
Noninterest Bearing Liabilities
Demand deposits	841,608			838,476			768,495
Other liabilities	28,016			26,668			25,172
Stockholders' Equity	469,998			467,459			431,894
Total liabilities and stockholders' equity	$4,706,726			$4,598,809			$4,310,145

Interest Margin Recap
Interest income/average earning assets		46,477	4.26		45,000	4.13		38,799	3.88
Interest expense/average earning assets		9,845	0.90		8,769	0.80		6,066	0.61
Net interest income and margin		$36,632	3.36%		$36,231	3.33%		$32,733	3.27%

(1)
Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate for 2018 and a 35 percent tax rate for 2017. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses.  Taxable equivalent basis adjustments were $409,000, $839,000 and $672,000 in the three-month periods ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively.

(2)	Loan fees, which are immaterial in relation to total taxable loan interest income for 2018 and 2017, are included as taxable loan interest income.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

(1) Reconciliation of Non-GAAP Financial Measures

Tangible common equity, tangible assets, tangible book value per share and the tangible common equity to tangible assets ratio are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders' equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.  Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company's value including only earning assets as meaningful to an understanding of the company's financial information.

Net income applicable to Lakeland Financial Corporation and earnings per diluted share, excluding the income tax expense adjustment for the deferred tax asset revaluation, are non-GAAP financial measures that the company considers useful for investors to allow better comparability of operating performance. The income tax expense adjustment consists of a $4.1 million, or $0.16 per diluted common share, revaluation of the company's net deferred tax asset as a result of the enactment of the Tax Cuts and Jobs Act in 2017.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017
Total Equity	$ 473,333	$ 468,667	$ 437,202
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,174	1,171	1,840
Tangible Common Equity	469,537	464,868	434,072

Assets	$ 4,726,948	$ 4,682,976	$ 4,319,103
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,174	1,171	1,840
Tangible Assets	4,723,152	4,679,177	4,315,973

Ending common shares issued	25,291,582	25,194,903	25,180,759

Tangible Book Value Per Common Share	$ 18.56	$ 18.45	$ 17.24

Tangible Common Equity/Tangible Assets	9.94%	9.93%	10.06%

Net Income	$ 18,336	$ 11,627	$ 14,514
Plus: Additional tax expense due to adjusting deferred tax asset	0	4,137	0
Net income excluding effect of deferred tax adjustment	$ 18,336	$ 15,764	$ 14,514

Diluted Weighted Average Common Shares Outstanding	25,696,864	25,701,337	25,596,136

Diluted net income per share excluding effect of
of deferred tax adjustment	$ 0.71	$ 0.61	$ 0.57

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